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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Amprius Technologies, Inc.
Fremont, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Amprius Technologies, Inc. of our report dated March 30, 2023, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BDO USA, LLP

Houston, Texas
March 30, 2023

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